Exhibit 99.1

FOR IMMEDIATE RELEASE

STIFEL ENHANCES ITS ADVISORY PLATFORM

WITH THE ADDITION OF EATON PARTNERS

ST. LOUIS, November 9, 2015 – Stifel Financial Corp. (NYSE: SF) today announced it has entered into a definitive agreement to acquire Eaton Partners, LLC, one of the largest independent, partner-owned global fund placement and advisory firms. Eaton’s extensive relationships with private equity firms, hedge funds, high net worth family offices, and institutional investors is a growth opportunity for Stifel to leverage both its investment banking platform and its high net worth private client business, which will include the previously announced Barclays Wealth Americas business upon closing in the fourth quarter of 2015.

Eaton has over 60 employees across six offices and relationships with over 4,000 of the largest active institutional investors. Since Eaton’s inception in 1983, they have raised over $68 billion for 90 highly differentiated funds, of which $25 billion was raised in the past five years. Eaton anticipates that advisory revenues will be approximately $60 million in 2015. Eaton will retain its brand name and will be run as a Stifel company upon closing, which is expected in early January 2016, subject to customary closing conditions. Stifel expects that the transaction will be immediately accretive to earnings.

“Charlie Eaton and his team are placement experts with a large investor base and a track record of success,” said Ronald J. Kruszewski, Chairman and CEO of Stifel. “As partners, we look forward to expanding our core advisory business and leveraging direct placements with our high net worth platform. This partnership fits very well with our overall growth strategy for the company.”

Victor Nesi, Co-President of Stifel, added, “This strategic transaction brings together both companies’ middle-market clients looking to raise public or private capital. This combination also presents an opportunity to grow our core advisory business at a time when private companies are raising multiple rounds of private capital prior to an IPO or merger.”

“In Stifel, we have found a partner that will provide us and our clients the resources to elevate our advisory and placement platform, and enhance our ability to compete and succeed at the highest level of the global placement business. We are very excited about the future opportunities this partnership will provide to our clients,” stated Charlie Eaton, Founding Partner of Eaton Partners.

Stifel’s lead advisor was its own wholly-owned subsidiary, Keefe, Bruyette & Woods, Inc., and was represented for legal counsel by Dechert LLP. Eaton was advised by Freeman & Co. Securities, and was represented for legal counsel by Debevoise & Plimpton LLP.

Stifel Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel clients are served through Stifel, Nicolaus & Company, Incorporated in the U.S., through Stifel Nicolaus Europe Limited in the United Kingdom and Europe, and through Keefe, Bruyette & Woods, Inc. in the U.S. and Europe. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank & Trust offers a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. offers trust and related services. To learn more about Stifel, please visit the Company’s web site at www.stifel.com.

About Eaton Partners

Founded in 1983, Eaton Partners is one of the largest and most experienced fund placement and advisory firms in the world, having raised more than $68 billion across 90 highly differentiated funds. With over 60 professionals across offices in North America, Europe and Asia, the firm raises institutional capital for investment managers across a full range of alternative strategies – private equity, real assets, real estate and hedge funds/public market strategies. Eaton Partners is currently in the market with funds whose strategies include: private equity, sector-specific and general buyout, real estate, energy, agriculture, growth equity, opportunistic credit/special situations/distressed, event driven, long/short equity, midstream and MLPs, and emerging markets equity. Partnering with a select number of the highest-quality fund managers, Eaton Partners has represented some of the most innovative funds of the last three decades. With extensive institutional relationships, deep sector knowledge, fresh insights and a partner-driven approach, Eaton Partners is dedicated to every client’s success.

Eaton Partners, LLC, is a Registered Broker-Dealer and a member of FINRA and is also registered as an Introducing Broker with the Commodity Futures Trading Commission and member of the National Futures Association (NFA). Eaton Partners (UK) LLP is authorized and regulated by the Financial Conduct Authority (FCA). Eaton Partners Advisors (HK) Limited is approved as a Type 1 License company under the Securities and Futures Commission (SFC) in Hong Kong. Eaton Partners and the Eaton partners logo are trademarks of Eaton Partners, LLC, a limited liability company ® Eaton Partners, LLC, 2015. To learn more, please visit www.eatonpartnersllc.com.

Cautionary Note Regarding Forward-Looking Statements

The information contained in this press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this report not dealing with historical results are forward-looking and are based on various assumptions. The forward-looking statements in this report are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. Material factors and assumptions could cause actual results to differ materially from current expectations. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. The Company disclaims any intent or obligation to update these forward-looking statements.

Stifel Investor Relations Contact

Sarah Anderson

(415) 364-2500, investorrelations@stifel.com

Eaton Partners Contact

Zach Kouwe, Dukas Linden Public Relations

212-704-7385, zkouwe@dlpr.com